Exhibit 15.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated November 15, 2007, accompanying the consolidated financial statements of AEI Collingham Holdings Co. Ltd. included in the Annual Report of Claxson Interactive Group Inc. on Form 20-F for the year ended December 31, 2006. We hereby consent to the use of the aforementioned report in this Annual Report on Form 20-F and the incorporation by reference of said report in the Registration Statement of Claxson Interactive Group Inc. on Form S-8 (File No. 333-113687, effective March 17, 2004).
/s/ Grant Thornton LLP
Dallas, Texas
December 12, 2007